Exhibit 10.37

November 3, 2011

Thomas J. Coba

Seven Buddington Park

Shelton, CT 06484

Dear Tom,

We are pleased to extend to you this offer of employment for the positions of President, ServiceMaster Clean and President, Merry Maids. In these positions, you will report to me.  Your effective start date will be based on Mutual Agreement.

Your base compensation in this position will be at an annual rate of $425,000.  This will be paid semi-monthly on the 15th and the last business day of each month.

For 2012, you will be eligible to receive a bonus payment with a target of 65% of your base salary under the 2012 Annual Bonus Plan (“ABP”).

You will receive a $400,000 sign-on bonus, payable after thirty (30) days of employment.  You will be required to sign a Sign-On Bonus Repayment Agreement, included with your new hire paperwork.  This agreement will provide for the repayment of your sign-on bonus on a pro-rata basis if you terminate from ServiceMaster prior to the second anniversary of your hire.

Upon approval by the Compensation Committee of the Board of Directors, you will have the opportunity to participate in the ServiceMaster Global Holdings, Inc. Stock Incentive Plan by investing up to $250,000, with a minimum investment of $125,000 required, at the next offering of the sale of shares following your start date.  The price of the shares at the time of your purchase will be the Fair Market Value (as defined in the Plan documents), as determined by the Compensation Committee of the Board of Directors.  The number of shares you receive will be determined by dividing the amount of your investment by the Fair Market Value per share.

If you choose to purchase the shares offered to you, you will also be granted four (4) options for each share purchased.  Each option will have a strike price equal to the Fair Market Value of a share of stock at the time of the grant of the options.

You will also be granted 60,000 restricted stock units (RSUs) that will vest ratably over a period of three years from the date of the grant.

Additional information on the Plan, including the Plan documents, will be provided to you.

You will receive the Tier V relocation package per the attached relocation policy.   You will be required to sign a Relocation Repayment Agreement, included with your new hire paperwork.  Please contact Jennifer McDonald, Relocation Manager, at 901-597-XXXX if you have any questions.

All compensation, including bonus and incentive payments, if applicable, will be subject to payroll deductions.

This offer of employment is contingent on your execution of a ServiceMaster Non-Compete/Non-Solicitation/Confidentiality agreement (enclosed) and your agreement to utilize ServiceMaster’s alternative dispute resolution program We Listen (full details enclosed) to resolve any and all work-related disputes/concerns and to arbitrate such disputes if they are not resolved.  Full details regarding the We Listen program are available from your Manager or HR representative.

ServiceMaster offers you a comprehensive and flexible benefits package that allows you to choose coverage that best meet your needs.  Regular, full-time associates are eligible to participate in medical, dental, vision, disability and life insurance, the legal services plan, and reimbursement accounts.  Coverage for most plans is effective the first of the month following or coincident with three consecutive months of service; however, disability coverage is effective the day following the completion of twelve consecutive months of service.  The ServiceMaster LifeManagement Program—ServiceMaster’s EAP—is available to you and your immediate family members on your first day of employment.

The ServiceMaster Profit Sharing and Retirement Plan provides you a convenient way to save for retirement.  You will be automatically enrolled in the 401(k) at a 3% contribution rate after completing 90 days of service.  You may increase, decrease, or stop your 401(k) contributions at any time before or after your automatic contributions to the plan begin.

Additional information on all health and welfare and retirement benefits will be mailed to your home approximately six weeks after your date of hire.

You are eligible for four (4) weeks vacation per calendar year in addition to personal days, sick time and holidays.

This offer of employment is contingent upon successfully passing a drug-screening test and criminal background check.  This offer is also contingent upon the completion of verification of the facts you have given on your application for employment and I-9 form.

This letter shall not constitute an employment contract and nothing herein will change your status as an “at-will” employee.

If you have any questions please do not hesitate to call me at (901) 597-XXXX or Jed Norden at (901) 597-XXXX.  Please return your signed offer letter, along with the completed new hire paperwork, to me within seven (7) days of the date of this offer.

Tom, we look forward to having you as a key member of the ServiceMaster leadership team.  Our success hinges upon the people who lead our organization and we are excited about the talent and experience you will add to our team.

Sincerely,

/s/ Hank Mullany

Hank Mullany
Chief Executive Officer
The ServiceMaster Company

I accept this offer of employment under the terms and conditions set forth above.

Signature:	/s/ Thomas J. Coba	Date:	November 11, 2011

Confidential

November 22, 2011

Mr. Thomas J. Coba

Dear Tom:

This letter confirms the additional equity opportunity approved by the Compensation Committee.

The Compensation Committee has approved an additional one time opportunity for you to purchase shares with an aggregate value of up to $1,000,000 minus the value of your initial investment.  This purchase opportunity will remain available to you for a period of up to one year from your hire date, but no later than the date of an Initial Public Offering.

You will receive a grant of four options to purchase shares for each share you purchase, with the purchase price equal to the FMV of a share on the date the options are granted.

The remaining terms and conditions of your employment shall remain unchanged.  Also, please note that this letter shall not constitute an employment contract, and nothing herein changes the terms of your status as an at-will employee.

If you have any questions, please feel free to call me.

Sincerely,

/s/ Jed Norden

Jed Norden
Senior Vice President, Human Resources
The ServiceMaster Company
Direct Dial: 901-597-xxxx